Exhibit 99.1

NEWS RELEASE

CSL010015	10/5/10

Carlisle Companies Announces Sale of Trail King

CHARLOTTE, NORTH CAROLINA, October 5, 2010 - Carlisle Companies Incorporated (NYSE:CSL) announced today that it has sold Trail King Industries, Inc., its specialty trailer business. Carlisle expects to record a gain on the sale of Trail King which had $69 million in year-to-date sales through the third quarter of 2010. Reporting of operating results for the specialty trailer business will be reported in Discontinued Operations effective with the quarter ended September 30, 2010,

David A. Roberts, Chairman, President and Chief Executive Officer, said, “We are pleased to have concluded the sale of this non-core business with the resulting gain and sale proceeds. While Trail King was experiencing sales growth and earnings improvement in 2010 over the prior year period, its end market and business cycle was not suited to our growth platform. This divestiture enables Carlisle management to more fully focus on growing our core businesses and on allocating capital where it will generate the greatest return for our shareholders.”

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, foodservice, aerospace, and test and measurement industries.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com